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                                                                                                           EXHIBIT 11.1

                              OMNIPOINT CORPORATION

                   STATEMENT OF COMPUTATION OF LOSS PER SHARE


                                                Three Months Ended September 30,    Nine Months Ended September 30,
                                                          (unaudited)                         (unaudited)
                                                ---------------------------------   ---------------------------------
                                                     1996              1995              1996              1995
                                                ----------------  ---------------   ---------------   ---------------
     Calculation of primary loss per share:
       Net loss                                $        (27,851)  $      (18,069)   $      (65,264)   $      (49,232)
                                                ================  ===============   ===============   ===============

       Common shares outstanding                         50,278           24,527            45,458            31,727
       Issuance of cheap stock (1)                                         6,870                               6,870
                                                ----------------  ---------------   ---------------   ---------------

            Total shares - primary                       50,278           31,397            45,458            38,597
                                                ================  ===============   ===============   ===============
     Primary loss per share:
       Net loss per share                       $         (0.55)  $        (0.58)   $        (1.44)   $        (1.28)
                                                ================  ===============   ===============   ===============

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     Note:     The computation of fully diluted  earnings per share is identical to that of primary earnings per share for the periods presented above and therefore is not included separately herein.
     (1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common equivalent shares issued during the twelve month period prior to the initial filing date of the Company's Initial Public Offering Registration Statement at exercise prices below the initial public offering price of $16.00 have been included in the calculation of cheap stock shares using the treasury stock method, until the initial public offering became effective on January 31, 1996.